Gary M. Edelson Admitted in Pennsylvania & New York	123 South Broad Street Avenue of the Arts Philadelphia, PA 19109 Tel: 215-772-1500	Direct Dial:Fax: Email:	215-772-7264 215-731-3786 gedelson@mmwr.com

March 29, 2013

CNI Charter Funds
400 N. Roxbury Drive
Beverly Hills, CA 90210

Rochdale Investment Trust
570 Lexington Avenue
New York, New York 10022

Re:	Tax Opinion

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated March 28, 2013 by and between CNI Charter Funds, a Delaware business trust (“CNI”) on behalf of four (4) of its series, the CNI Dividend and Income Fund, CNI Intermediate Fixed Income Fund, CNI Fixed Income Opportunities Fund and CNI Emerging Markets Fund (collectively the “Acquiring Funds,” and each an “Acquiring Fund”), and Rochdale Investment Trust, a Delaware statutory trust (“Rochdale”) on behalf of four (4) of its series, the Rochdale Dividend & Income Portfolio, Rochdale Intermediate Fixed Income Portfolio, Rochdale Fixed Income Opportunities Portfolio and Rochdale Emerging Markets Portfolio (collectively the “Acquired Funds,” and each an “Acquired Fund”).  The Agreement describes four reorganizations (collectively the “Reorganizations” and each a “Reorganization”) to occur as of the date of this letter pursuant to which each Acquiring Fund will acquire all of the assets of its corresponding Acquired Fund in exchange for Class N Shares of beneficial interest in the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, following which the Acquiring Fund Shares received by the Acquired Fund will be distributed by the Acquired Fund to its shareholders in liquidation and termination of the Acquired Fund.  This opinion as to certain U. S. federal income tax consequences of the Reorganizations is furnished to you pursuant to Section IX(e) of the Agreement.  Capitalized terms used in this opinion and not defined herein shall have the same meaning as they have in the Agreement.

Montgomery McCracken Walker & Rhoads LLP

CNI Charter Funds
Rochdale Investment Trust
March 29, 2013

Each Acquired Fund is a series of Rochdale, which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.  Shares of each Acquired Fund are redeemable at net asset value at each shareholder’s option.  Each Acquired Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

Each Acquiring Fund is a new series of CNI, which is registered under the 1940 Act as an open-end management investment company.  Acquiring Fund Shares of each Acquiring Fund are redeemable at net asset value at each shareholder’s option.  Each Acquiring Fund will elect to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

For the purposes of this opinion, we have considered the Agreement, the prospectus/proxy statement of CNI dated February 25, 2013, and such other items as we have deemed necessary to render this opinion.  In addition, each of Rochdale, on behalf of the Acquired Funds, and CNI, on behalf of the Acquiring Funds, has provided us with a letter dated as of the date hereof (together, the “Representation Letters”) representing certain facts, occurrences and information upon which each of Rochdale, on behalf of the Acquired Funds, and CNI, on behalf of the Acquiring Funds, has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and other items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories and the proper execution of documents.  We have further assumed that (i) all the parties to the Agreement and all other documents examined by us have acted and will act, in accordance with the terms of such Agreement and documents, and that the Reorganizations will be consummated pursuant to the terms and conditions set forth in the Agreement without waiver or modification of any such terms and conditions; and (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters are true and complete.

Based on and subject to the foregoing and subject to the final paragraph hereof, we are of the opinion that with respect to each Reorganization, for U. S. federal income tax purposes:

(i)        The transfer of the assets by the Acquired Fund and the assumption by the corresponding Acquiring Fund of the liabilities of the Acquired Fund in exchange for Acquiring Fund Shares of the corresponding Acquiring Fund and the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund as provided in the Agreement will constitute a “Reorganization” within the meaning of Section 368(a)(1)(F) of the Code and with respect to each “Reorganization,” the Acquired Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

Montgomery McCracken Walker & Rhoads LLP

CNI Charter Funds
Rochdale Investment Trust
March 29, 2013

(ii)        In accordance with Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by an Acquired Fund upon

(a) the transfer of its assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all liabilities of the Acquired Fund; or

(b) the distribution of the Acquiring Fund Shares by the Acquired Fund to its shareholders in liquidation.

(iii)        In accordance with Section 1032(a) of the Code, no gain or loss will be recognized by the Acquiring Fund upon receipt of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all liabilities of the Acquired Fund.

(iv)        In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their shares of the Acquired Fund for the Acquiring Fund Shares.

(v)        In accordance with Section 358(a)(1) of the Code, the aggregate tax basis of the Acquiring Fund Shares each Acquired Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares exchanged therefor.

(vi)        In accordance with Section 362(a) of the Code, the tax basis in the hands of the Acquiring Fund of the assets of the Acquired Fund transferred to the Acquiring Fund in the Reorganization will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer.

(vii)       In accordance with Section 1223(2) of the Code, the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which such assets were held by the Acquired Fund.

(viii)      In accordance with Section 1223(1) of the Code, the holding period for the Acquiring Fund Shares each Acquired Fund shareholder receives in the Reorganization will include the period for which the shareholder held the Acquired Fund shares exchanged therefor, provided that the shareholder held such Acquired Fund shares as capital assets on the date of the exchange.

(ix)        The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the regulations thereunder.

Montgomery McCracken Walker & Rhoads LLP

CNI Charter Funds
Rochdale Investment Trust
March 29, 2013

Our opinion is based on the Code, Treasury Regulations, Internal Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion.  No ruling has been or will be obtained from the Internal Revenue Service as to the subject matter of this opinion and there can be no assurance that the Internal Revenue Service or court of law will concur with the opinion set forth above.  The legal authorities on which this opinion is based may be changed at any time.  Any such changes may be retroactively applied and could modify the opinions expressed above.

Very truly yours,

MONTGOMERY MCCRACKEN WALKER & RHOADS, LLP